Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 25, 1997, appearing on page 16 of Jay Jacobs, Inc.'s Annual Report on Form 10-K for the year ended February 1, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 38 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
Seattle, Washington
February 11, 1998